LIBERTY STAR GOLD CORP.

2766 N. Country Club Road Tucson, Arizona 85716	Tel: [520] 721-1375 Fax: [520] 884-1118

March 29, 2004 NR 3	OTC BB: LBTS

NEWS RELEASE

AIRBORNE MAGNETIC SURVEY, BIG CHUNK CALDERA PROJECT,
ILIAMNA AREA, SOUTHWEST ALASKA, USA

Tucson, Arizona – Liberty Star Gold Corp. (the “Company”) (Symbol - LBTS: OB) announces that airborne geophysics has commenced and is near completion. The survey consists of a very detailed airborne magnetic study of the Big Chunk Caldera. This is the same volcanic area which hosts the Northern Dynasty Pebble Deposit and Liberty Star Gold Corp.’s previously disclosed Alaskan mineral claims. The Liberty Star claims cover 75% of that caldera. Four significant magnetic anomalies have been identified to date, all of which will be followed up during the upcoming field season.

The Company currently holds 981 mineral claims, spanning 237 square miles in the Iliamna region of Western Alaska. These claims are held by the Company’s subsidiary, Big Chunk Corp., an Alaska corporation (“Big Chunk”).

The Consulting Geophysicist, (the same geophysicist involved with the discovery of the massive Pebble Deposit by Cominco, before its purchase by Northern Dynasty) and Liberty Star’s Jim Briscoe, P.Geo, designed the survey. This magnetic survey is particularly detailed and is designed to detect and map the magnetic signature of geologic features that are related to porphyry gold-copper-molybdenum centers like the bordering Pebble discovery. The Survey is covering 1,402 square miles (3,631 square kilometres). It will include the entire Big Chunk Caldera, of which the massive Pebble discovery is part, and a generous surrounding area. This has been undertaken so that related features will be defined. The technical details are as follows: The instrumentation is a gradiometer; the survey is draped over the land surface with a terrain clearance of 90 meters (295 feet); 6 flight lines per mile using a fixed wing aircraft with sampling every 3 meters (9.84 feet); the total flight line length is 18,099 kilometres or 11,247 miles.

The survey is currently 80% complete and will form a very firm foundation for follow-up geotechnical work. This work is expected to lead to drilling about mid field season. Liberty Star’s experienced Exploration Team examined the draft plots of this data at their first exploration planning meeting held in Tucson this past week. Liberty Stars ground survey is the most detailed of any survey done within the area and expectations have been met and exceeded so far. At least four areas were identified for immediate ground follow-up. This information was critical for planning and budgeting for upcoming fieldwork slated to start mid-May.

Liberty Star Gold Corp. by

“JAMES A. BRISCOE”
James A. Briscoe, President & CEO

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;
(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;
(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.